As filed with the Securities and Exchange Commission on March 3, 2020

Registration No. 333-193531

Registration No. 333-212897

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-193531

FORM S-8 REGISTRATION STATEMENT NO. 333-212897

UNDER

THE SECURITIES ACT OF 1933

EP ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3472728 (I.R.S. Employer Identification No.)

1001 Louisiana Street
Houston, Texas 77002
(Address of principal executive offices, including zip code)

EP Energy Corporation
2014 Omnibus Incentive Plan
(Full title of the plan)

Jace D. Locke
EP Energy Corporation
1001 Louisiana Street
Houston, Texas 77002

(Name and address of agent for service)

(713) 997-1200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

EP Energy Corporation, a Delaware corporation (the “Company”) filed the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) with the Securities and Exchange Commission (the “SEC”) to register shares of the Company’s Class A Common Stock, $0.01 par value (the “Common Stock”), to be issued pursuant to the EP Energy Corporation 2014 Omnibus Incentive Plan (the “Plan”).

•                  Registration Statement on Form S-8, File No. 333-193531, filed with the SEC on January 24, 2014, registering 12,433,749 shares of Common Stock to be issued pursuant to the Plan; and

•                  Registration Statement on Form S-8, File No. 333-212897, filed with the SEC on August 4, 2016, registering 12,398,776 shares of Common Stock to be issued pursuant to the Plan.

As previously disclosed, on October 3, 2019, the Company and certain of its direct and indirect subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under chapter 11 of title 11 of the United States Code.

The Company has terminated all offerings of securities pursuant to the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this post-effective amendment all of such securities registered but unsold under the Prior Registration Statements. The Prior Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Prior Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 3, 2020.

EP ENERGY CORPORATION

By:	/s/ Jace D. Locke
Jace D. Locke
Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.

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